Exhibit 99.1

Chaparral Energy Announces 2017 Strategy and Explores Strategic Alternatives for Enhanced Oil Recovery Assets

Oklahoma City, April 28, 2017 — Chaparral Energy, Inc. announced today its 2017 strategy, as well as its decision to begin exploring strategic alternatives for its Enhanced Oil Recovery (EOR) assets.

“Chaparral is committed to increasing value for its shareholders,” said Chief Executive Officer Earl Reynolds. “During the remainder of 2017 we will be pursuing strategic alternatives for our EOR assets as we shift our strategy and portfolio to focus solely on the highly profitable STACK, where we have an approximately 110,000 net acre position. This move will allow us to further focus our operational expertise and cost-saving initiatives as we continue to deliver best-in-class STACK results.”

The company also posted an updated investor presentation to the Investor section of its website, which can be viewed at chaparralenergy.com/investors, and includes details about its:

•	2017 strategy, including strategic alternatives to monetize its EOR assets

•	2017 capital budget

•	Q1 2017 production results

•	Detailed STACK asset overview, including drilling inventory and type curves

“With more than 3,000 operated unrisked drilling locations, our exceptional execution and overall low-cost structure means we have decades of high-return drilling opportunities, even in a $40 to $60 per barrel price environment,” said Reynolds. “We are committed to maintaining a strong balance sheet and safely delivering solid repeatable results as we develop and expand our premier STACK position.”

The company plans to begin marketing its EOR assets in early June and has retained CIBC Griffis & Small as an advisor.

“Although we fully believe in the value of our EOR assets, they do not fit with our pure-play STACK strategy,” said Reynolds. “We have no doubt that these assets can, however, continue to provide significant upside and value for other companies in the industry.”

Chaparral will hold an investor relations call this morning at 9 a.m. Central. Interested parties may access the call toll-free at 800-316-8317 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 9488465. A live webcast of the call will be available through the company’s website. For those who cannot listen to the live call, a recording will be available shortly after the call’s conclusion at chaparralenergy.com/investors.

Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions, and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Please read “Risk Factors” in our annual reports on form 10-K and other public filings. We undertake no duty to update or revise these forward-looking statements.

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company has potential production reserves of more than 1 billion barrels of oil equivalent and approximately 400,000 net surface acres, of which approximately 110,000 acres are in the highly economic STACK Play. For more information, please visit chaparralenergy.com.